Contact:
Yuhe International, Inc.	CCG Investor Relations Inc.
Mr. Vincent Hu, CFO	Mr. Crocker Coulson, President
Phone: +86-536-7300-667	Phone: +1-646-213-1915 (New York)
Email: vincent.hu@yuhepoultry.com	Email: crocker.coulson@ccgir.com
www.ccgirasia.com
Mr. Jason Wang, Director of Investor Relations
Phone: +1-765-409-1844
Email: jason.wang@yuhepoultry.com
www.yuhepoultry.com

Yuhe International Inc. Approved to List on NASDAQ

Weifang, Shandong province, P.R.C. October 29, 2009 – Yuhe International Inc. (OTC BB: YUII) (“Yuhe” or “the Company”), a leading supplier of day-old chickens raised for meat production, or broilers, in the People’s Republic of China (“PRC”), today announced that the Company received authorization to list its common stock on the NASDAQ Capital Market.

Yuhe expects to begin trading on the NASDAQ Capital Market on Friday, October 30, 2009, until which time its share will continue to trade on the Over-the-Counter Bulletin Board. Yuhe will continue to trade with the stock symbol “YUII” after its listing on NASDAQ.

“We are honored to list on our shares on NASDAQ, one of the world’s preeminent stock exchanges,” commented Mr. Zhentao Gao, Chief Executive Officer of Yuhe International. “We view this upgrade as a significant milestone in our Company’s development and validation of our corporate governance practices. As a result, we anticipate that our Company will attain higher visibility within the investment community and media, improving our stock’s liquidity and attracting new shareholders.”

About Yuhe International, Inc.

Founded in 1996, Yuhe is the second largest day-old broiler breeder in China. The Company’s main operations involve breeding, as all broilers are sold within a day of hatching. With headquarters in Weifang, Shandong province, the Company has modern facilities and is led by an experienced team which includes experts in chicken breeding, disease prevention and animal husbandry science. Yuhe has two operational subsidiaries, Weifang Yuhe Poultry Co. Ltd. and Weifang Taihong Feed Co. Ltd. which largely supplies the Company’s internal demand for chicken feed. Currently, 85% of the Company’s sales are in Shandong province with a customer base of 27 local agents. The Company has imported state-of-the-art equipment from the United States, Germany and Japan and has passed ISO9001 certification, allowing it to adhere to international standards of operation. For more information on the Company and its products, please visit http://www.yuhepoultry.com.

Cautionary Statement

This press release contains forward-looking statements concerning the Company’s business, products and financial results. The Company’s actual results may differ materially from those anticipated in the forward-looking statements depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond the Company’s control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risk factors detailed in the Company's reports filed with the Securities and Exchange Commission. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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